UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

____________________

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GrafTech International Ltd.
(Name of Registrant as Specified In Its Charter)

Nilesh Undavia (The “Undavia Group”)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 23, 2024, Nilesh Undavia issued a press release, which contained a letter to shareholders, a copy of which is filed herewith as Exhibit 1.

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of the Company in favor of Mr. Undavia’s nomination for the Company’s Board of Directors at the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Exhibit 1

Nilesh Undavia Issues Open Letter to Shareholders

Mr. Undavia, If Elected, Will Work Constructively with the Board and Collaborate to Implement a Strategic Plan to Create Shareholder Value

BOCA RATON, Fla., April 23, 2024 (GLOBE NEWSWIRE) -- Nilesh Undavia, one of the largest shareholders of GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”), today issued the following open letter to shareholders of the Company in connection with the election of directors for the Company’s board of directors (the “Board”) at the Company’s 2024 annual meeting of shareholders (the “Annual Meeting”), which is scheduled to be held on May 9, 2024:

April 23, 2024

Dear Fellow Shareholders,

The Annual Meeting is less than three weeks away. I write to remind you that this important election gives shareholders the chance to vote for the nominees they believe can best guide GrafTech to attain greater value for all shareholders. While the Company’s latest presentation attempts to distract with meritless personal attacks on my director candidacy, I prefer to move past these insults and focus on the future growth of the Company for your benefit.

Even though GrafTech has suffered from what I view to be a series of strategic missteps in recent years, the Company has great potential. I believe that, with improved oversight, we can put GrafTech on a path toward long-term value creation. That is why I have invested in the Company, and why I have put my name up for election at the Annual Meeting.

Drawing upon my decades of experience analyzing global raw material industries, I have many ideas to improve GrafTech—including, but not limited to, rebuilding customer relationships, growing market share, and re-examining SGA spending. Once inside the Boardroom with access to all the pertinent information, I would welcome having these ideas stress tested. Similarly, I intend to assess (and I hope that the Company would exhibit reciprocal openness to my assessment of) its current plans. If elected, I will work constructively with the Board and collaborate to develop a comprehensive strategic plan to revive GrafTech, improve the Company’s financial performance, and create shareholder value beginning on Day 1 of my tenure.

My role would be that of a shareholder representative on the Board, holding approximately 5.9% of the outstanding shares. Because my incentives align closely with yours, I would assess any Board decision by asking whether such decision is in your best interests as the true owners of the Company. As your fiduciary, I will work tirelessly to represent you and ensure that your interests remain paramount in the Boardroom.

Shareholders deserve someone on the Board representing their interests with an owner’s perspective and a deep commitment to shareholder value. For these reasons, I encourage you to vote for change by voting on the BLUE universal proxy card FOR Nilesh Undavia. Thank you for your support.

Sincerely,

Nilesh Undavia

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of the Company in favor of Mr. Undavia’s nomination for the Board at the Annual Meeting. On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

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